UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2012 (May 8, 2012)

CHINA EDUCATION INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53247	20-4854568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 E. Linton Blvd., Suite 401A, Delray Beach, Florida	33483
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (561) 266-3059

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year.

On May 8, 2012, China Education International, Inc. (the “Company”) filed a Certificate of Change (the “Certificate”) with the State of Nevada to effect a stock split of its outstanding and authorized shares of common stock at a ratio of 2.5 for 1 (the “Stock Split”). The Stock Split was approved by the board of directors of the Company. A copy of the Certificate of Change filed with the Nevada Secretary of State is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

As a result of the Stock Split, the Company’s authorized shares were increased from 75,000,000 to 187,500,000 shares of common stock. Upon the effectiveness of the Stock Split, our issued and outstanding shares of common stock will be increased from 29,259,194 to 73,147,985 shares of common stock, all with a par value of $0.001. Fractional shares resulting from the Stock Split will be rounded up to the next whole number. The record date of the Stock Split was May 7, 2012 and the effective date of the Stock Split is May 14, 2012.

On May 14, 2012, the Company issued a press release announcing that the Stock Split will become effective at the opening of business on May 14, 2012.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1                        Certificate of Change filed with the Nevada Secretary of State, dated May 8, 2012
99.1                      Press release issued by the Company on May 14, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA EDUCATION INTERNATIONAL, INC.

Date: May 11, 2012	By: /s/ Joel Mason
Name: Joel Mason Title: Chief Executive Officer